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                                                                    EXHIBIT 99.2


                   [Spectrum Pharmaceuticals, Inc. Letterhead]


Contacts:
John McManus
Spectrum Pharmaceuticals, Inc.
(949) 788-6700, ext. 247


    SPECTRUM PHARMACEUTICALS RECEIVES ADDITIONAL $1.56 MILLION IN FINANCING
          TOTAL OF $6 MILLION RAISED DURING THE FIRST HALF OF MAY 2003

      IRVINE, Calif., May 14, 2003 - Spectrum Pharmaceuticals, Inc. (NASDAQ:
SPPI) today announced that it has raised an additional $1.56 million through the sale of newly issued shares of Series D 8% Cumulative Convertible Preferred Stock to the same group of investors who participated in the financing that closed last week. The institutional investors are well known biotechnology investors, such as SCO Capital Partners, SDS Merchant Fund, Xmark Funds and ProMed Partners, L.P. This second closing brings total capital raised by Spectrum this month to $6 million.

      "This additional investment by these investors reflects their confidence in our Company," stated Rajesh Shrotriya, M.D., Chairman, Chief Executive Officer and President of Spectrum. "Since we embarked on our oncology and generic drug strategy last August, we have now raised more than $8.0 million through the issuance of equity and received $2 million in licensing payments. These cash sources have enabled us to greatly improve our balance sheet and working capital and eliminate the "going concern" explanatory paragraph in the report of our independent auditor for the year ended December 31, 2002. With the additional milestone payments we expect from satraplatin and ciprofloxacin advancements this year, we believe that we now have resources in place to operate into the second half of next year."

      The preferred stock is convertible into Spectrum common stock at a price of $2.35 per share. Dividends on the preferred stock are payable quarterly either in cash or common stock at the discretion of the Company. In addition, purchasers of the preferred stock in this second transaction received warrants to purchase 331,914 shares of common stock at $3.00 per share and 331,914 shares of common stock at $3.50 per share. If exercised, the warrants could generate up to an additional $2.2 million in proceeds to Spectrum. The common stock and warrants to purchase common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without a registration statement or exemption from registration.


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      Spectrum Pharmaceuticals' primary focus is to develop in-licensed drugs for the treatment and supportive care of cancer patients. The Company's lead drug, satraplatin, is a phase 3 oral, anti-cancer drug being co-developed with GPC Biotech AG. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin's lymphoma. Eoquin(TM) is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company is actively working to develop, seek approval for and oversee the marketing of generic drugs in the U.S. Spectrum also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information about the Company, visit the Company's web site at www.spectrumpharm.com.

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.